SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)           June 30, 2006
ALLIED HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	0-22276	58-0360550

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

160 Clairemont Avenue, Suite 200, Decatur, Georgia	30030

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code           (404) 373-4285
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On June 30, 2006, Allied Holdings, Inc. (the “Company”) entered into a Consent and Fifth Amendment (the “Fifth Amendment”) with respect to the Company’s Debtor-in-Possession Credit Agreement, as previously amended (the “DIP Facility”), by and among the Company and General Electric Capital Corporation, Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and the other lenders from time to time party thereto (collectively, the “Lenders”). The following is a summary of the material terms of the Fifth Amendment.
•	Waiver of Previous Defaults. Under the Fifth Amendment, the Lenders have agreed to waive the Company’s previously reported financial covenant defaults under the DIP Facility relating to the required fixed charge coverage ratio, EBITDA and leverage ratio. These events of default had previously been the subject of a forbearance agreement, as amended, between the Company and the Lenders. As a result of the waiver included in the Fifth Amendment, the Company is no longer in default under the DIP Facility and the Company is no longer required to pay the default rate of interest on outstanding amounts under the DIP Facility.

•	Amendment of Certain Covenants. The Fifth Amendment permanently amends certain financial covenants in the DIP Facility relating to maximum capital expenditures, the minimum fixed charge coverage ratio, minimum EBITDA and the maximum leverage ratio. In addition, the covenant in the DIP Facility related to the disposition of Company assets has been amended to permit the Company to sell the property held by the Company in Windsor, Ontario and Georgetown, Kentucky. All other covenants in the DIP facility remain unchanged.

•	Creation of Term Loan C. The Fifth Amendment creates a new term loan under the DIP Facility (“Term Loan C”) in an amount not to exceed $30 million. The Company’s initial draw under the Term Loan C must not be less than $5 million and thereafter the Company may request subsequent draws under the Term Loan C in each case in an amount of not less than $2 million. Amounts drawn on the Term Loan C may be used for general corporate purposes. All amounts owed under the Term Loan C are subordinated to all other amounts owed under the DIP Facility and cannot be repaid until all other amounts under the DIP Facility have been repaid. Amounts under the Term Loan C bear interest at LIBOR plus 9.5% and interest is payable in kind, compounded and added to the outstanding principal amount on a monthly basis. However, if no event of default is continuing at the time of any interest payment, the Company may elect to make any interest payments owed under the Term Loan C in cash. The Term Loan C matures and is payable in full on June 30, 2007.

Effectiveness of the Term Loan C and the obligation of the Lenders to provide funds under the Term Loan C is conditioned upon a number of standard conditions precedent, including a certification by the Company to the Lenders regarding the Company’s projected lack of working capital availability.

•	Amendment to Term Loan B. Under the Fifth Amendment, the interest rate on the Term Loan B under the DIP Facility is reduced from LIBOR plus 9.5% to LIBOR plus 8.5%. In addition, the Company now has the option to pay interest owed on the Term Loan B in kind, compounded and added to the outstanding principal amount on a monthly basis.

•	Extension of Maturity Dates. The Fifth Amendment extends the maturity dates for the Term Loan A and Term Loan B under the DIP Facility from February 7, 2007 to June 30, 2007. The maturity date of the revolving credit facility under the DIP Facility remains February 7, 2007.

•	Fees. In connection with the Fifth Amendment, the Company has agreed to pay (i) Morgan Stanley, as Term Loan C Agent, a closing fee of $150,000 and (ii) the Lenders under the revolving credit facility an aggregate amendment fee equal to $195,000.
     Except as discussed above, all other material terms and conditions of the DIP Facility, as previously amended, remain in full force and effect.
     The Fifth Amendment is subject to the final approval of the United States Bankruptcy Court for the Northern District of Georgia. The bankruptcy court has set a hearing for July 12, 2006 in regard to the final order on the Fifth Amendment.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
     The information set forth above in response to Item 1.01 with respect to the new Term Loan C is incorporated by reference into this Item 2.03.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED HOLDINGS, INC.

Dated: July 11, 2006	By:	/s/ Thomas H. King

Name: Thomas H. King Title: Executive Vice President and Chief Financial Officer